Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, Jan. 30, 2018 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported fourth quarter 2017 net income1 of $29.8 million, or $0.36 per diluted share, compared to net income of $53.6 million, or $0.64 per diluted share, during the prior quarter and net income of $29.0 million, or $0.35 per diluted share, during the fourth quarter of 2016.

Subsequent to the freeze of the pension plan in the third quarter of 2017, we elected in the fourth quarter to change to mark-to-market accounting for the pension plan.  The impact from this change in accounting policy has been retrospectively applied to the financial results for all periods presented.  These adjustments are non-cash and do not affect our pension liability.  Supplemental schedules that include information regarding the prior quarter adjustments have been included with the Current Report on Form 8-K furnished to the SEC today and are also available on the Investor Relations section of our Web site at ir.waddell.com.  The impact of the pension expense during the current quarter was $5.9 million ($4.5 million net of taxes) or $0.05 per share.

The enactment of the U.S. tax reform required us to revalue our net deferred tax asset, which resulted in a tax charge during the quarter of $5.4 million, or $0.07 per share.

Operating revenues of $294.5 million during the fourth quarter of 2017 increased 2% sequentially and 1% compared to the fourth quarter of 2016.  The operating margin during the current quarter was 18.8% compared to 27.6% during the prior quarter and 16.4% during the same period last year.  Pension expense caused most of the sequential variance in our operating margin.

As part of our initiative to improve corporate efficiency, we announced a plan last July that is expected to add between $30 and $40 million to pre-tax income by 2019.  During 2017, we were able to reduce the run-rate for operating costs by approximately $20 million.  In January 2018, we paid off $95 million of Series A senior notes at maturity, which will reduce annual interest costs by approximately $5 million.  We have also fully implemented a laddered fixed income investment portfolio to optimize the return on our cash, which we estimate will add up to $5 million per year to investment income depending on the pace of share repurchases and on the cash needs of other corporate initiatives.  Offsetting some of our progress to date is the reduction of management fees associated with the previously announced fund mergers.  We estimate the impact of reduced management fee revenues to range between $10 and $11 million in 2018.  We continue to work toward our cost savings goal and expect to reach our run-rate in 2019.

Business Discussion

Assets under management ended the year at $81.1 billion, unchanged compared to the prior quarter and to the prior year end.  Sequentially, gross sales declined slightly.  Net outflows were $2.7 billion during the quarter, compared to net outflows of $2.8 billion during the prior quarter and net outflows of $4.4 billion during the fourth quarter of 2016.   Redemption pressure eased meaningfully over the last 12 months; however, gross sales volume remains subdued, improving only 1% annually compared to the year 2016.  As a result of lower redemptions, net outflows improved to $11.4 billion during 2017 compared to net outflows of $25.3 billion during 2016.

1  Net income represents net income attributable to Waddell & Reed Financial, Inc.

“Over the past year, we have made solid headway in strengthening our investment management capabilities and increasing the competitiveness of our broker-dealer.  Despite this progress, work remains to be done to continue to improve our investment performance across our product lineup, advance our broker-dealer initiatives and improve our sales execution in all of our distribution channels,” said Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc. “Our team enters 2018 with a new level of energy and focus.”

Financial Analysis

Under the new pension accounting method, actuarial gains and losses are recognized in the year incurred rather than amortizing them over future periods.  The net impact of this change resulted in an increase to net income of $12.7 million, or $0.15 per share, during 2017.

“The reporting method change for our pension plan will eliminate the timing impact of past actuarial gains and losses from current operating results,” said Brent K. Bloss, Waddell & Reed’s Senior Vice President and Chief Financial Officer.  “We are currently implementing a de-risking strategy for the plan’s assets following the freeze of the plan, which should result in less volatility when comparing actual results of the plan assets to actuarial assumptions in the future.  Our pension plan remains well funded and this change will have no effect on our employee benefits under the plan.”

Management Fee Revenue Analysis

Revenues increased 2% sequentially due to an increase in average assets under management and a small increase in the effective fee rate.  Compared to the same period last year, revenues rose 3% as an increase in the effective fee rate more than offset a small decline in average assets under management.

During the current quarter, the effective management fee rate was 66.5 basis points, compared to 66.1 basis points during the third quarter of 2017 and 64.4 basis points during the fourth quarter of 2016.  Average assets under management were $81.3 billion during the current quarter, compared to $80.5 billion and $82.0 billion during the third quarter of 2017 and the fourth quarter of 2016, respectively.

Underwriting and Distribution Analysis

Underwriting and Distribution Revenues

Revenues increased 3% sequentially.  The increase in revenues was mainly due to higher advisory fees in our broker-dealer, and to a lesser degree, higher sales commissions.  Revenues declined slightly compared to the same quarter in 2016, as the increase in advisory fees in our broker-dealer were offset by  lower asset-based Rule 12b-1 service and distribution fees in our retail unaffiliated channel.

Underwriting and Distribution Costs

Direct costs increased 1% sequentially due to higher advisory fees in our broker-dealer.  Indirect costs increased 21%.  Most of the variance is due to a $9.4 million increase in pension expense.  The third quarter included a benefit from the valuation associated with the pension plan’s freeze in September, while the current quarter included costs associated with the plan’s re-measurement.

Compared to the same quarter in 2016, direct costs declined 4% due primarily to the realignment of field management compensation from U&D direct to U&D indirect in our broker-dealer.  Indirect costs declined 6% due to a combination of lower wholesaler compensation and IT support.  The increase in compensation associated with the field realignment in our broker-dealer was more than offset by lower sales and support costs for this channel.

Compensation and Related Expense Analysis

Costs increased 78% sequentially.  Most of the variance is due to a $21.3 million increase in pension expenses.  The third quarter included a benefit from the valuation associated with the pension plan’s freeze in September, while the current quarter included costs associated with the plan’s re-measurement.  Higher incentive compensation, benefits and share-based compensation contributed approximately $2 million in aggregate to the sequential increase in costs.  Compared to the same quarter in 2016, costs rose 5% due to higher share-based compensation.

General and Administrative Expense Analysis

Costs decreased 14% sequentially due to a combination of lower legal and consulting costs and reduced usage of temporary office staff.  Compared to the same period in 2016, costs increased 7%.  The year over year increase in cost was due to higher IT costs and additional use of temporary staff.

Income Tax Expense Analysis

The effective tax rate for the quarter was elevated due to a revaluation of our net deferred tax asset and other tax adjustments resulting from the enactment of U.S. tax reform of $5.4 million, or $0.07 per share, as well a tax shortfall on restricted stock vesting in the quarter of $1.8 million, or $0.02 per share.

We estimate a tax run rate for 2018 to be in the range of 23% to 25%, though the actual effective tax rate may differ due to nonrecurring or discrete items and issuance of additional guidance on, or changes to our analysis of, recent tax reform legislation.

Investment Management Performance

Starting in June 2017, we began using I shares in our rankings.  This change was made to use a consistent share class that aligns with the industry’s sales and asset concentrations.  Performance in prior periods utilized each funds’ older share class, which was generally the A shares.

Fund Rankings	1 Year	3 Years	5 Years
Lipper
Funds ranked in top half	32%	38%	46%
Assets ranked in top half	36%	41%	50%
MorningStar
Funds ranked in top half	35%	28%	45%
Assets ranked in top half	42%	29%	49%

MorningStar Ratings	Overall	3 Years	5 Years
Funds with 4/5 stars	28%	11%	28%
Assets with 4/5 stars	38%	11%	38%

Asset Manager

($ in millions)	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31
	2016				2017
Retail Unaffiliated Distribution
Beginning assets	$45,641	$38,623	$35,197	$33,290	$30,295	$30,182	$30,307	$31,062
Sales [1]	2,144	1,526	1,320	1,373	1,799	2,080	1,790	1,577
Redemptions	(7,680)	(5,543)	(4,824)	(4,390)	(3,707)	(2,886)	(2,486)	(2,912)
Net exchanges	158	127	161	11	236	235	213	316
Net Flows	(5,378)	(3,890)	(3,343)	(3,006)	(1,672)	(571)	(483)	(1,019)
Market action	(1,640)	464	1,436	11	1,559	696	1,238	1,090
Ending assets	$38,623	$35,197	$33,290	$30,295	$30,182	$30,307	$31,062	$31,133

Organic growth	(47.1)%	(40.3)%	(38.0)%	(36.1)%	(22.1)%	(7.6)%	(6.4)%	(13.1)%
Redemption rate	77.7%	61.3%	56.2%	56.7%	50.5%	39.2%	33.0%	37.9%

Retail Broker-Dealer
Beginning assets	$43,344	$42,142	$42,261	$43,170	$42,322	$43,110	$43,084	$43,472
Sales [1]	1,068	1,094	1,024	1,101	978	1,142	1,024	1,077
Redemptions	(1,197)	(1,329)	(1,542)	(1,669)	(1,871)	(1,812)	(2,049)	(2,026)
Net exchanges	(172)	(163)	(194)	(182)	(236)	(241)	(213)	(316)
Net Flows	(301)	(398)	(712)	(750)	(1,129)	(911)	(1,238)	(1,265)
Market action	(901)	517	1,621	(98)	1,917	885	1,626	1,453
Ending assets	$42,142	$42,261	$43,170	$42,322	$43,110	$43,084	$43,472	$43,660

Organic growth	(2.8)%	(3.8)%	(6.7)%	(6.9)%	(10.7)%	(8.5)%	(11.5)%	(11.6)%
Redemption rate	9.3%	10.5%	12.1%	12.5%	15.1%	14.7%	16.4%	16.1%

Institutional
Beginning assets	$15,414	$14,426	$8,993	$8,595	$7,904	$7,792	$7,036	$6,365
Sales [1]	453	190	180	242	142	78	68	66
Redemptions	(1,068)	(5,699)	(1,051)	(1,042)	(727)	(1,057)	(1,139)	(521)
Net exchanges	14	36	33	171	-	6	-	-
Net Flows	(601)	(5,473)	(838)	(629)	(585)	(973)	(1,071)	(455)
Market action	(387)	40	440	(62)	473	217	400	379
Ending assets	$14,426	$8,993	$8,595	$7,904	$7,792	$7,036	$6,365	$6,289

Organic growth	(15.6)%	(151.8)%	(37.3)%	(29.3)%	(29.6)%	(49.9)%	(60.9)%	(28.6)%
Redemption rate	29.9%	198.9%	46.4%	51.3%	37.2%	58.7%	67.3%	32.2%

Consolidated Total
Beginning assets	$104,399	$95,191	$86,451	$85,055	$80,521	$81,084	$80,427	$80,899
Sales [1]	3,665	2,810	2,524	2,716	2,919	3,300	2,882	2,720
Redemptions	(9,945)	(12,571)	(7,417)	(7,101)	(6,305)	(5,755)	(5,674)	(5,459)
Net exchanges	-	-	-	-	-	-	-	-
Net Flows	(6,280)	(9,761)	(4,893)	(4,385)	(3,386)	(2,455)	(2,792)	(2,739)
Market action	(2,928)	1,021	3,497	(149)	3,949	1,798	3,264	2,922
Ending assets	$95,191	$86,451	$85,055	$80,521	$81,084	$80,427	$80,899	$81,082

Organic growth	(24.1)%	(41.0)%	(22.6)%	(20.6)%	(16.8)%	(12.1)%	(13.9)%	(13.5)%
Redemption rate	41.3%	55.6%	33.3%	33.3%	30.5%	27.9%	27.1%	25.7%

1 Sales is primarily gross sales (net of sales commissions). This amount also includes net reinvested dividends & capital gains and investment income.

	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31
Broker-Dealer	2016				2017
AUA ($ in billions)	$49.9	$50.5	$52.1	$51.7	$53.6	$54.1	$55.5	$56.7
AUA fee based accounts ($ in billions)	$17.4	$17.8	$18.5	$18.4	$19.1	$19.5	$20.7	$21.6
Advisor headcount	1,803	1,799	1,796	1,780	1,662	1,581	1,481	1,367
Advisor productivity ($ in thousands)	$61.3	$63.1	$59.0	$59.4	$60.7	$65.0	$69.0	$76.9
Advisor associates	233	238	237	221	252	254	262	265
U&D revenues ($ in thousands)	$110,735	$113,802	$105,787	$105,931	$103,942	$105,252	$106,000	$109,512

Unaudited Consolidated Statement of Income

($ in thousands, except per share data)

	Three Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Sequential Qtr.		Year-over-Year Qtr.
	2017	2017	2016	Change	%	Change	%
Operating Revenues:
Investment management fees	$136,387	$134,149	$132,709	$2,238	1.7%	$3,678	2.8%
Underwriting and distribution fees	132,200	128,892	132,922	3,308	2.6%	(722)	(0.5)%
Shareholder service fees	25,889	26,406	27,282	(517)	(2.0)%	(1,393)	(5.1)%
Total operating revenues	294,476	289,447	292,913	5,029	1.7%	1,563	0.5%
Operating Expenses:
Underwriting and distribution	151,038	141,830	158,390	9,208	6.5%	(7,352)	(4.6)%
Compensation and related costs	55,281	31,076	52,450	24,205	77.9%	2,831	5.4%
General and administrative	23,811	27,832	22,288	(4,021)	(14.4)%	1,523	6.8%
Subadvisory fees	3,717	3,566	2,588	151	4.2%	1,129	43.6%
Depreciation	5,357	5,230	5,196	127	2.4%	161	3.1%
Intangible impairment	-	-	4,049	-		(4,049)	N/M
Total operating expenses	239,204	209,534	244,961	29,670	14.2%	(5,757)	(2.4)%
Operating Income	55,272	79,913	47,952	(24,641)	(30.8)%	7,320	15.3%
Investment and other income/(loss)	4,303	7,236	890	(2,933)	(40.5)%	3,413	383.5%
Interest expense	(2,909)	(2,796)	(2,786)	(113)	(4.0)%	(123)	(4.4)%
Income before taxes	56,666	84,353	46,056	(27,687)	(32.8)%	10,610	23.0%
Provision for taxes	26,380	29,499	16,958	(3,119)	(10.6)%	9,422	55.6%
Net Income	30,286	54,854	29,098	(24,568)	(44.8)%	1,188	4.1%
Noncontrolling interests	521	1,272	59	(751)	(59.0)%	462	783.1%
Net Income Attributable to Waddell & Reed Financial, Inc.	$29,765	$53,582	$29,039	($23,817)	(44.4)%	$726	2.5%
Net income per share, basic and diluted:	0.36	0.64	0.35
Weighted average shares outstanding - basic and diluted	83,137	83,476	82,783
Operating margin	18.8%	27.6%	16.4%

Net Distribution Cost Analysis

($ in thousands)

	Three Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Sequential Qtr.		Year-over-Year Qtr.
	2017	2017	2016	Change	%	Change	%
Retail Unaffiliated Distribution
U&D Revenues	$22,688	$22,892	$26,991	(204)	(0.9)%	(4,303)	(15.9)%
U&D Expenses - Direct	(31,392)	(31,779)	(35,854)	(387)	(1.2)%	(4,462)	(12.4)%
U&D Expenses - Indirect	(9,919)	(8,581)	(13,412)	1,338	15.6%	(3,493)	(26.0)%
Net Distribution Costs	($18,623)	($17,468)	($22,275)	(1,155)	(6.6)%	3,652	16.4%

Retail Broker-Dealer
U&D Revenues	$109,512	$106,000	$105,931	3,512	3.3%	3,581	3.4%
U&D Expenses - Direct	(72,675)	(71,119)	(72,380)	1,556	2.2%	295	0.4%
U&D Expenses - Indirect	(37,052)	(30,351)	(36,744)	6,701	22.1%	308	0.8%
Net Distribution Costs	($215)	$4,530	($3,193)	(4,745)	N/M	2,978	N/M

Unaudited Consolidated Statement of Income

($ in thousands, except per share data)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2017	2016	Change	%
Operating Revenues:
Investment management fees	$531,850	$557,112	($25,262)	(4.5)%
Underwriting and distribution fees	518,699	561,670	(42,971)	(7.7)%
Shareholder service fees	106,595	120,241	(13,646)	(11.3)%
Total operating revenues	1,157,144	1,239,023	(81,879)	(6.6)%
Operating Expenses:
Underwriting and distribution	593,424	664,648	(71,224)	(10.7)%
Compensation and related costs	181,376	200,822	(19,446)	(9.7)%
General and administrative	105,520	83,996	21,524	25.6%
Subadvisory fees	13,174	9,572	3,602	37.6%
Depreciation	20,983	18,359	2,624	14.3%
Intangible impairment	1,500	9,749	(8,249)	(84.6)%
Total operating expenses	915,977	987,146	(71,169)	(7.2)%
Operating Income	241,167	251,877	(10,710)	(4.3)%
Investment and other income/(loss)	15,689	(763)	16,452	N/M
Interest expense	(11,279)	(11,122)	(157)	1.4%
Income before taxes	245,577	239,992	5,585	2.3%
Provision for taxes	101,368	81,884	19,484	23.8%
Net Income	144,209	158,108	(13,899)	(8.8)%
Noncontrolling interests	2,930	1,414	1,516	107.2%
Net Income Attributable to Waddell & Reed Financial, Inc.	$141,279	$156,694	($15,415)	(9.8)%
Net income per share, basic and diluted:	1.69	1.90
Weighted average shares outstanding - basic and diluted	83,573	82,668
Operating margin	20.8%	20.3%

Net Distribution Cost Analysis
($ in thousands)	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2017	2016	Change	%
Retail Unaffiliated Distribution
U&D Revenues	$93,994	$125,415	(31,421)	(25.1)%
U&D Expenses - Direct	(130,077)	(164,641)	(34,564)	(21.0)%
U&D Expenses - Indirect	(38,178)	(52,210)	(14,032)	(26.9)%
Net Distribution Costs	($74,261)	($91,436)	17,175	18.8%

Retail Broker-Dealer
U&D Revenues	$424,706	$436,255	(11,549)	(2.6)%
U&D Expenses - Direct	(286,306)	(312,673)	(26,367)	(8.4)%
U&D Expenses - Indirect	(138,863)	(135,124)	3,739	2.8%
Net Distribution Costs	($463)	($11,542)	11,079	96.0%

Unaudited Condensed Balance Sheet
($ in thousands)	Dec. 31,	Dec. 31,
	2017	2016
Assets
Cash & cash equivalents (unrestricted)	$207,829	$555,102
Investment securities	700,492	328,750
Other assets	221,407	271,402
Property and equipment, net	87,667	102,449
Goodwill and intangible assets	147,069	148,569
Total assets	$1,364,464	$1,406,272
Liabilities, redeemable noncontrolling interests and equity
Short-term notes payable	$94,996	-
Long-term debt	94,783	189,605
Other liabilities	287,292	362,012
Redeemable noncontrolling interests	14,509	10,653
Total equity	872,884	844,002
Liabilities, redeemable noncontrolling interests and equity	$1,364,464	$1,406,272
Shares outstanding (in millions)	82.7	83.1

Unaudited Condensed Cash Flow
($ in thousands)	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Cash provided by (used in):	2017	2017	2016	2017	2016
Operating activities	$70,519	$20,682	$57,588	$53,939	$123,647
Investing activities	(13,415)	(181,312)	6,590	(212,395)	75,871
Financing activities	(75,197)	(41,387)	(38,860)	(188,817)	(202,911)
Net change during period	($18,093)	($202,017)	$25,318	($347,273)	($3,393)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
($ in thousands)	2017	2017	2016	2017	2016
Shares repurchased
Number of shares	937,927	190,056	90,692	1,842,337	2,320,726
Total cost	$20,133	$3,622	$1,769	$35,768	$49,753
Dividend paid
Rate per share	$0.46	$0.46	$0.46	$1.84	$1.84
Total paid	$38,351	$38,455	$38,094	$154,042	$152,830
Capital returned to stockholders	$58,484	$42,077	$39,863	$189,810	$202,583

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern. During this call, Philip J. Sanders, CEO and CIO, will review our quarterly results. Live access to the teleconference will be available on the “Investor Relations” section of our Web site at ir.waddell.com. A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the retail unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our retail broker-dealer channel (through financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment adviser to the Waddell & Reed Advisors Group of Mutual Funds, while Ivy Investment Management Company serves as investment adviser to Ivy Funds, Ivy NextShares, Ivy Variable Insurance Portfolios and InvestEd Portfolios, and investment adviser and global distributor to the Ivy Global Investors SICAV, an umbrella UCITS fund domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds and InvestEd Portfolios, while Ivy Distributors, Inc. serves as principal underwriter and distributor to Ivy Funds and Ivy Variable Insurance Portfolios.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, which include, without limitation:

•	The loss of existing distribution channels or inability to access new distribution channels;

•

A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•	The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•	Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of the Department of Labor’s new fiduciary rule;

•

The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•	A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•	Our inability to reduce expenses rapidly enough to align with declines in our revenues, the level of our assets under management or our business environment.

•	Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•	Our inability to attract and retain senior executive management and other key personnel to conduct our broker-dealer, fund management and investment advisory business;

•	A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•	Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2016 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2017. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.